Exhibit 10.5

Execution Version

AGREEMENT AMONG LENDERS

AGREEMENT AMONG LENDERS, dated as of June 3, 2024 (as amended, restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), among (a) each Lender executing this Agreement as a First Out Lender (as defined below) on the signature pages hereto, (b) each Lender executing this Agreement as a Last Out Lender (as defined below) on the signature pages hereto, (c) VRT AGENT LLC, as agent under the Credit Agreement referred to below (in such capacity, the “Administrative Agent”), (d) any Lender party to this Agreement pursuant to Section 12 hereof (each an “Additional Holder”) and (e) acknowledged by the Loan Parties (as defined below).

WHEREAS, reference is made to the Amended and Restated Credit Agreement, dated as of the date hereof (as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof and thereof, the “Credit Agreement”), among HIGH STREET CAPITAL PARTNERS, LLC, a Delaware limited liability company (the “Borrower”), ACREAGE HOLDINGS, INC., a corporation existing under the laws of the Province of British Columbia (“Parent”), the other “Loan Parties” party thereto, the lenders from time to time party thereto as “Lenders” (each a “Lender”) and the Administrative Agent; and

WHEREAS, the parties hereto desire to set forth their understanding with respect to certain of their respective rights and obligations under the Credit Agreement and the other Loan Documents.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree, anything in the Credit Agreement and the other Loan Documents to the contrary notwithstanding, as follows (and the Loan Parties acknowledge same):

1.            Defined Terms; Rules of Construction.

(a)           Defined Term. Unless otherwise defined in this Agreement, all capitalized terms set forth in this Agreement shall have the meaning ascribed thereto in the Credit Agreement. For purposes of this Agreement, the following terms shall have the respective meanings indicated below.

“Acquiring Last Out Lender” has the meaning set forth in Section 10(e) hereof.

“Additional Holder” has the meaning set forth in the introductory paragraph hereof.

“Administrative Agent” has the meaning set forth in the introductory paragraph hereof.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Applicable First Out Principal Amount” has the meaning set forth in Section 10(a)(i) hereof.

“Avoidance” has the meaning set forth in Section 3(k) hereof.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as heretofore and hereafter amended and codified as 11 U.S.C. §§ 101 et seq. and any successor statute.

“Borrower” has the meaning set forth in the recitals hereof.

“Cash Collateral Use” has the meaning set forth in Section 3(c)(i) hereof.

“Committed Last Out Buy-Out Notice” has the meaning set forth in Section 10(a) hereof.

“Credit Agreement” has the meaning set forth in the recitals hereof.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debt Reorganization Securities” means Reorganization Securities that consist solely of debt obligations of the relevant reorganized debtor, including any equity securities that, by their terms (i) mature or are mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) are redeemable at the option of any holder thereof, in whole or in part, (iii) provide for the scheduled payments of dividends or distributions in cash or (iv) are or become convertible into or exchangeable for debt obligations or other securities of the relevant reorganized debtor described in clauses (i), (ii) or (iii) above.

“DIP Financing” means any financing provided to any Loan Party under Section 364 of the Bankruptcy Code (or any similar provision of any other applicable Debtor Relief Law or any order of a court of competent jurisdiction), which may include a “roll-up” or “roll-over” of all or any of the Obligations.

“DIP Financing Documents” means, collectively, a credit agreement or other definitive debt instrument evidencing a DIP Financing, together with all promissory notes, security agreements and other documents related thereto.

“DIP Lender” has the meaning set forth in Section 3(c)(i) hereof.

“Electing Last Out Lender” has the meaning set forth in Section 10(a) hereof.

“Event of Default” shall have the meaning given to such term in the Credit Agreement; provided that through and including January 15, 2025, the Specified Defaults shall not constitute Events of Default for any purposes hereunder (it being acknowledged that after January 15, 2025, unless the Specified Defaults have been waived in writing by the Required First Out Lenders, the Specified Defaults shall for all purposes hereunder constitute Events of Default which occurred on the actual date of their occurrence, such that, among other things, default interest may be imposed retroactively to the date of the actual occurrence of such Specified Events of Default).

“Excess First Out Obligations” means, at any time, First Out Obligations in excess of the Maximum First Out Amount at such time.

“Excess Last Out Obligations” means, at any time, Last Out Obligations in excess of the Maximum Last Out Amount at such time.

“Exercise of Remedies” means the exercise of any enforcement rights or remedies that are available to the Administrative Agent, any Lender, any other Holder or other Person holding Obligations upon the occurrence of an Event of Default including, without limitation, any or all of the following:

(i)            the acceleration of the Obligations;

(ii)           the delivery of a notice to any depository bank or securities intermediary that is a party to a control agreement, directing such depository bank or securities intermediary to transfer the funds or other assets of the Loan Parties maintained with such depository bank or securities intermediary in accordance with the terms of such control agreement or to cease accepting instructions with respect to the accounts subject to any such control agreement from the Loan Parties;

(iii)          the solicitation of bids from third parties to conduct the sale, assignment, lease, license or other disposition of all or any portion of the Collateral and/or the businesses of any Loan Party or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting and selling Collateral (except as provided in Sections 2(g)(vii) and 2(g)(viii));

(iv)          the taking of any action to foreclose on a Lien on, or any other right or remedy as a secured creditor to sell, assign, lease, license or otherwise dispose of, all or any portion of the Collateral, including the issuance to one or more Loan Parties of any notice in respect thereof required by applicable law;

(v)           the notification of account debtors to make payment to the Administrative Agent or any of its agents or designees;

(vi)          the taking of any action to take possession of all or any portion of the Collateral;

(vii)         subject to Section 3(a), the commencement of any involuntary legal proceedings or actions with respect to all or any portion of the Collateral;

(viii)        the pursuit of any sale assignment, lease, license or other disposition of all or any material portion of the Collateral by one or more Loan Parties with the consent of the Administrative Agent and the Lenders required under Section 2(a) or (b), as applicable, which sale, assignment, lease, license or other disposition is conducted by such Loan Parties in connection with efforts to collect all or any portion of the Obligations through such sale, assignment, lease, license or other disposition; or

(ix)           the imposition to any Obligations of interest at the applicable default rate pursuant to Section 2.5(b) of the Credit Agreement;

provided that none of the following shall constitute an Exercise of Remedies: (1) actions taken solely for purpose of perfecting a security interest in Collateral; (2) delivery to any Loan Party of any notice of default; (3) the filing of any proof of claim; (4) the sweeping of cash or exercise of exclusive control under blocked account arrangements where such sweep or exclusive control was in effect prior to such Event of Default; or (5) the giving of any notice expressly contemplated by this Agreement.

“Exit Payment” means, as to any First Out Transfer, an amount equal to the principal amount of First Out Term Loans subject to such First Out Transfer (without regard to any portion thereof consisting of Excess First Out Obligations) multiplied by the percentage set forth below which is applicable to the date of consummation of such First Out Transfer:

Date of Applicable First Out Transfer	Applicable Percentage
On or prior to September 14, 2024	0%
On or after September 15, 2024 and on or prior to January 14, 2025	7.125%
On or after January 15, 2025	14.25%

“Exigent Circumstances” means an event or circumstance that materially and immediately threatens the value of all or a material portion of the Collateral or the ability of the Administrative Agent, any Lender or any other Person holding Obligations to realize upon all or a material portion of the Collateral such as, without limitation, fraud, fraudulent removal, concealment, abandonment, destruction (other than to the extent covered by insurance) or material waste, or the exercise by a creditor of a Loan Party of enforcement rights or remedies following default with respect to all or a material portion of the Collateral (other than a Person expressly permitted by the terms of this Agreement to exercise such rights or remedies).

“First Out Holder” means any First Out Lender or other Person (including the Administrative Agent) to which any First Out Obligations are owing.

“First Out Lender” means any Lender to which any First Out Term Loan is owing.

“First Out Obligations” means, as of any date of determination, all Obligations (i) in respect of the First Out Term Loans, (ii) in respect of Protective Advances made by the Administrative Agent, (iii) consisting of all interest, fees, expenses, costs (including rights to reimbursement from the Loan Parties for costs and expenses), premiums, indemnities, other charges and all other amounts in respect of the foregoing and (iv) consisting of all such amounts that are incurred during, or accrue from and after, the commencement of an Insolvency Proceeding (or that would accrue and become due but for the commencement of such Insolvency Proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding.

“First Out Priority Obligations” means all First Out Obligations other than Unasserted Contingent Obligations and Excess First Out Obligations.

“First Out Pro Rata Share” means, with respect to any First Out Lender, the percentage obtained by dividing (1) the outstanding principal amount of such First Out Lender’s First Out Term Loans by (2) the outstanding principal amount of all First Out Term Loans.

“First Out Remedies Instruction” has the meaning set forth in Section 2(a)(ii) hereof.

“First Out Remedies Instruction Date” has the meaning set forth in Section 2(a)(ii) hereof.

“First Out Secured Claim” means any portion of the First Out Obligations that would be a secured claim under Section 506(a) of the Bankruptcy Code or otherwise allowable under Section 506(b) of the Bankruptcy Code if the First Out Obligations were secured by a separate Lien on the Collateral with priority over a separate Lien on the Collateral securing the Last Out Obligations; provided that the First Out Secured Claim shall not include any Excess First Out Obligations.

“First Out Standstill Period” has the meaning set forth in Section 2(a) hereof.

“First Out Term Loans” means, as of any time, the portion of the Term Loans held by the First Out Lenders. The aggregate outstanding principal amount of the First Out Term Loans as of the date hereof is set forth on Schedule 1 hereto. For the avoidance of doubt, any First Out Term Loans transferred to any Last Out Lender in any Partial First Out Transfer shall constitute Last Out Term Loans from and after the transfer thereof.

“First Out Transfer” has the meaning set forth in Section 10(c) hereof.

“Holder” means any First Out Holder or Last Out Lender.

“Initial Last Out Lender” means each Last Out Lender party hereto as of the date hereof.

“Joint Action Period” means the period from the date hereof until the first to occur of (i) September 14, 2024 and (ii) the occurrence (after the date hereof) of a Material Adverse Effect (it being acknowledged and agreed that for all purposes hereunder, (x) the occurrence of an Event of Default set out in Section 8.1(e) or 8.1(f) of the Credit Agreement with respect to any Loan Party shall be deemed to be a Material Adverse Effect and (y) any Material Adverse Effect in effect as of the date hereof that is known to any First Out Holder shall be deemed not to be a Material Adverse Effect).

“Joint Remedies Instruction” has the meaning set forth in Section 2(a)(i) hereof.

“Last Out Lender” means any Lender to which any Last Out Obligations are owing.

“Last Out Obligations” means, as of any date of determination, all Obligations (i) in respect of the Last Out Term Loans, (ii) consisting of all interest, fees, expenses, costs (including rights to reimbursement from Loan Parties for costs and expenses), premiums, indemnities, other charges and all other amounts in respect of the foregoing and (iii) consisting of all such amounts that are incurred during, or accrue from and after, the commencement of an Insolvency Proceeding (or that would accrue and become due but for the commencement of such Insolvency Proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding.

“Last Out Priority Obligations” means all Last Out Obligations other than Unasserted Contingent Obligations and Excess Last Out Obligations.

“Last Out Pro Rata Share” means, with respect to any Last Out Lender, the percentage obtained by dividing (i) the outstanding principal amount of such Last Out Lender’s portion of Last Out Term Loans by (ii) the outstanding principal amount of all Last Out Term Loans.

“Last Out Representative” means 11065220 Canada Inc., acting as the representative of the Last Out Lenders in accordance with Section 26 hereof

“Last Out Secured Claim” means any portion of the Last Out Obligations that would be a secured claim under Section 506(a) of the Bankruptcy Code or otherwise allowable under Section 506(b) of the Bankruptcy Code if the First Out Obligations were secured by a separate Lien on the Collateral with priority over a separate Lien on the Collateral securing the Last Out Obligations; provided that the Last Out Secured Claim shall not include any Excess Last Out Obligations.

“Last Out Term Loans” means, as of any time, the portion of the Term Loans held by the Last Out Lenders. The aggregate outstanding principal amount of the Last Out Term Loans as of the date hereof is set forth on Schedule 1 hereto. For the avoidance of doubt, any First Out Term Loans acquired by any Last Out Lender in any Partial First Out Transfer shall constitute Last Out Term Loans from and after the acquisition thereof.

“Lender” has the meaning set forth in the recitals hereof.

“Loan Party” means the Borrower, Parent and the other Persons signatory hereto as Loan Parties.

“Maximum First Out Amount” means on any date the sum of:

(i)            $45,622,867.50; plus

(ii)           an amount equal to fifteen percent (15%) of the amount set forth in clause (i); plus

(iii)          any payment in kind interest which may be added to the principal amount of the First Out Term Loans; plus

(iv)          all interest, fees, premiums, costs, charges, expenses, indemnities and other amounts accrued or charged with respect to the foregoing, irrespective of whether the same is added to the amount of the First Out Obligations and including all such amounts that are incurred during, or accrue from and after, the commencement of an Insolvency Proceeding (or that would accrue and become due but for the commencement of such Insolvency Proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding; minus

(v)           the principal amount of all Partial First Out Transfers; minus

(vi)          the principal amount of all principal repayments of First Out Term Loans.

“Maximum Last Out Amount” means at any time the sum of

(i)            $97,664,469.84; plus

(ii)           the principal amount of all Partial First Out Transfers; plus

(iii)          any payment in kind interest which may be added to the principal amount of the First Out Term Loans; plus

(iv)          all interest, fees, premiums, costs, charges, expenses, indemnities and other amounts accrued or charged with respect to the foregoing, irrespective of whether the same is added to the amount of the Last Out Obligations and including all such amounts that are incurred during, or accrue from and after, the commencement of an Insolvency Proceeding (or that would accrue and become due but for the commencement of such Insolvency Proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding; minus

(v)           all principal repayments of Last Out Term Loans.

“Modification” has the meaning set forth in Section 4(a) hereof.

“Non-Debt Reorganization Securities” means Reorganization Securities that do not consist of Debt Reorganization Securities of the relevant reorganized debtor.

“Paid in Full” or “Payment in Full” means, with respect to any type of Obligation, repayment in full in cash or immediately available funds (or cash collateralization in accordance with the terms hereof or any of the Loan Documents) or other consideration acceptable to the recipient thereof of all amounts owing on account of such Obligation including, without limitation, all such amounts consisting of all interest, fees, expenses, costs (including rights to reimbursement from Loan Parties for costs and expenses), premiums, indemnities (including cash collateralization of indemnification obligations that have been asserted or threatened in an amount to be reasonably determined by the Administrative Agent in good faith), other charges and all other amounts in respect of the foregoing and all such amounts that are incurred during, or accrue from and after, the commencement of an Insolvency Proceeding (or that would accrue and become due but for the commencement of such Insolvency Proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding, in each case excluding Unasserted Contingent Obligations.

“Partial First Out Transfer” has the meaning set forth in Section 10(a)(i) hereof.

“Permitted First Out Increase” means any increase in the principal amount of the First Out Term Loans in an aggregate amount for all such increases of no more than 15% of the principal amount of the First Out Term Loans as of the date hereof.

“Permitted Last Out Assignee” means (i) any Affiliate or Related Fund of any of the Initial Last Out Lenders, (ii) Canopy USA, LLC and any of its Affiliates or Related Funds, and (iii) any other Initial Last Out Lender.

“Permitted Protective Advance” means, as of any date of determination, the amount of Protective Advances made by the Administrative Agent to the extent such Protective Advances do not cause the First Out Obligations to exceed the Maximum First Out Amount when made.

“Permitted Reorganization Securities” means (i) Debt Reorganization Securities that are subject to an intercreditor agreement or agreement among lenders that is consistent in all material respects with this Agreement including, without limitation, the payment priority provision in Section 5 hereof and (ii) Non-Debt Reorganization Securities.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan” has the meaning set forth in Section 3(c)(i)(3) hereof.

“Proceeds of Collateral” means all proceeds of Collateral, including (i) all “proceeds” of Collateral as defined by Article 9 of the Uniform Commercial Code and (ii) all other amounts or assets distributed on account of any First Out Secured Claim or Last Out Secured Claim or the proceeds therefor, including Reorganization Securities but excluding Permitted Reorganization Securities.

“Put Option” has the meaning set forth in Section 10(b) hereof.

“Put Option Notice” has the meaning set forth in Section 10(b) hereof.

“Related Fund” means, any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities that is administered or managed by (i) a Holder, (ii) an Affiliate of a Holder or (iii) an entity or an Affiliate of an entity that administers or manages a Holder.

“Reorganization Securities” means any notes, equity interests or other securities (whether debt, equity or otherwise) issued by the relevant reorganized debtor that are distributed pursuant to a Plan on account of the First Out Obligations and/or the Last Out Obligations in any Insolvency Proceeding.

“Required First Out Lenders” means, at any time, First Out Lenders whose First Out Pro Rata Shares aggregate to more than 50% at such time.

“Required Last Out Lenders” means, at any time, Last Out Lenders whose Last Out Pro Rata Shares aggregate to more than 70% at such time.

“Retained Interest” has the meaning set forth in Section 10(f)(iii) hereof.

“Specified Prepayment” has the meaning set forth in Section 5(b) hereof.

“Specified Purchase Price” has the meaning set forth in Section 10(c) hereof.

“Specified Release/Disposition” means any of the following (i) the release of all or substantially all of the Collateral, or of any guarantor of the Obligations (including Parent and any Subsidiary Guarantor) from its guaranty; and (ii) the Disposition of (A) Greenleaf Gardens, LLC, Greenleaf Therapeutics, LLC, Greenleaf Apothecaries, LLC, the property located at 15335 Madison Road, Middlefield, OH 44062 or any other material assets of the Loan Parties related to their operations in the State of Ohio, including all adult use cannabis and medical marijuana licenses and certificates of operation, real property, equipment, inventory and other assets or (B) any other assets having a fair market value in excess of $25,000,000 in the aggregate.

“Term Loan” means the “Loans” as defined in the Credit Agreement but includes any additional Loans that may be made by the First Out Lenders.

“Tranche Vote” means, with respect the First Out Obligations and Last Out Obligations, each taken as a separate tranche, the affirmative vote (or acceptance in the case of a Plan) of such Persons in such tranche that hold (or hold a proxy to vote) at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Obligations under such tranche that have voted (or accepted) as permitted under the Credit Agreement and this Agreement.

“Unasserted Contingent Obligations” means contingent indemnification and expense reimbursement Obligations for which no claim giving rise thereto is pending or has been asserted in writing.

“Voting Procedures Order” has the meaning set forth in Section 3(f)(i) hereof.

(b)           Rules of Construction. The rules of construction set forth in Section 1.2-1.6 of the Credit Agreement apply equally to this Agreement as if set forth herein.

2.            Exercise of Remedies.

(a)            Upon the occurrence and during the continuance of any Event of Default:

(i)            at all times during the Joint Action Period, upon the Administrative Agent’s receipt of joint written instructions for an Exercise of Remedies from the Required First Out Lenders and the Required Last Out Lenders (such written instructions, the “Joint Remedies Instruction”), the Required First Out Lenders and Required Last Out Lenders shall have the right to jointly direct the Administrative Agent in writing to take one or more Exercise of Remedies and the Administrative Agent shall commence (as if directed by the Required Lenders), and diligently pursue in good faith, an Exercise of Remedies; provided that in the case an Exigent Circumstance exists, as determined by the Administrative Agent in its sole discretion, and regardless of whether a Joint Remedies Instruction has been delivered, the Administrative Agent may pursue an Exercise of Remedies;

(ii)            from and after the time at which the Joint Action Period has ended, upon the Administrative Agent’s receipt of written instructions for an Exercise of Remedies from the Required First Out Lenders (such written instructions, the “First Out Remedies Instruction” and the date of the Administrative Agent’s receipt of such written instructions, the “First Out Remedies Instruction Date”), the Required First Out Lenders shall have the exclusive right to direct the Administrative Agent in writing to take one or more Exercise of Remedies and the Administrative Agent shall commence (as if directed by the Required Lenders), on the date that is five (5) Business Days after the First Out Remedies Instruction Date (the “First Out Standstill Period”), and diligently pursue in good faith an Exercise of Remedies; provided that (1) the First Out Standstill Period shall be extended by an additional five (5) Business Days if a Committed Last Out Buy-Out Notice with respect to all (but not less than all) of the First Out Priority Obligations has been delivered to the Administrative Agent pursuant to Section 10(a)(i) hereof during the initial five (5) Business Day period and (2) in the case an Exigent Circumstance exists, as determined by the Administrative Agent in its sole discretion, following the receipt by the Administrative Agent of a First Out Remedies Instruction, the Administrative Agent may pursue such Exercise of Remedies immediately without giving effect to the First Out Standstill Period. The Administrative Agent shall promptly deliver each First Out Remedies Instruction from the Required First Out Lenders to the Last Out Representative.

(b)           Except as otherwise expressly provided in this Agreement, Last Out Lenders shall have no right to instruct the Administrative Agent to pursue the Exercise of Remedies or to commence or pursue any Exercise of Remedies.

(c)           Notwithstanding receipt by the Administrative Agent of a Joint Remedies Instruction or a First Out Remedies Instruction delivered as provided in Section 2(a) hereof, the obligations of the Administrative Agent under this Section 2 shall be subject to the rights and benefits of the Administrative Agent in the Credit Agreement and the other Loan Documents. The Administrative Agent, in any case, shall not be required to pursue an Exercise of Remedies with respect to an Event of Default that has been cured or waived.

(d)           The Administrative Agent shall pursue an Exercise of Remedies only at the direction of the applicable Lenders in accordance with this Agreement; provided that nothing in this Section 2 shall be construed to prohibit or limit the Administrative Agent from exercising any rights and remedies under the Loan Documents to the extent directed by (i) all Lenders or (ii) the Required First Out Lenders and Required Last Out Lenders.

(e)           No Last Out Lender will take any action that would hinder, delay or otherwise interfere with any Exercise of Remedies directed by the Required First Out Lenders or, in the case of Exigent Circumstances, taken by Administrative Agent, in either case in accordance with this Agreement, or contest the priority, perfection or avoidability of any Lien securing the Obligations.

(f)            Each Lender waives all rights to object to the manner that the Administrative Agent seeks the Exercise of Remedies so long as such Exercise of Remedies is otherwise in accordance with this Agreement, the Loan Documents and applicable law.

(g)           Upon the occurrence and during the continuation of an Event of Default, subject to the other terms of this Agreement and notwithstanding anything contained in the Credit Agreement or any other Loan Document to the contrary, the following actions may be taken by the Administrative Agent acting at the direction of the Required First Out Lenders or the Required Last Out Lenders and such actions do not constitute the Exercise of Remedies:

(i)            legal action against any Loan Party for specific performance or injunctive relief to compel such Loan Party to comply with (or not violate or breach) any non-payment obligations under the Loan Documents (as in effect on the date hereof); provided that such action (1) is not accompanied by a claim for monetary damages or other monetary relief, (2) is not an action to or accompanied by an action seeking to enjoin or restrain, or seeking other equitable relief in respect of, any Collateral, including the disposition thereof, and (3) does not hinder, delay or otherwise interfere with any Exercise of Remedies pursuant to this Agreement;

(ii)           legal action within thirty (30) days of the expiration of, and solely to the extent necessary to prevent the running of, any applicable statute of limitation or similar restriction on claims under applicable law (provided that no monetary damages, other monetary relief or Proceeds of Collateral are received or retained in connection therewith in contravention of the terms of this Agreement);

(iii)          the filing of responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the Obligations, so long as such pleading is not otherwise in contravention of the terms of this Agreement;

(iv)          any action to assert a compulsory crossclaim or counterclaim against any Loan Party (provided that no monetary damages, other monetary relief or Proceeds of Collateral are received or retained in connection therewith in contravention of the terms of this Agreement);

(v)           during an Insolvency Proceeding (1) the voting on any Plan, (2) the filing of any proof of claim, and (3) the making of any other filings or arguments and motions that are, in each case under this Section 2(g)(v), in accordance with and not in contravention of any of the terms of this Agreement or the Loan Documents;

(vi)          any action taken in accordance with, and to enforce the terms of, any intercreditor or subordination agreement with any Person (other than a Loan Party) with respect to any indebtedness, Liens or other obligations subordinated to the Obligations (provided that (1) prior written notice of such action is provided to the Lenders, (2) no such action includes any Exercise of Remedies, (3) any payment or other property received, to the extent resulting from a payment or other transfer of property or an interest in property of a Loan Party, will be remitted to the Administrative Agent and applied to the Obligations in accordance with the terms of this Agreement and (4) any other payments received in connection with such action will otherwise be subject to the terms of such subordination agreement with any other Person, any related intercreditor or subordination agreement with the Administrative Agent, and this Agreement);

(vii)         engagement of consultants, valuation firms, investment bankers and other advisors and perform or engage third parties to perform audits, examinations and appraisals of the Collateral and not for purpose of marketing or conducting a disposition of such Collateral, in each case pursuant to the terms of this Agreement, the Loan Documents and applicable law so long as taking any such action does not hinder, delay or otherwise interfere with the Exercise of Remedies by the Administrative Agent in any material respect; and

(viii)        solicitation of bids from and/or retaining third parties in preparation of conducting any liquidation of all or a material portion of the Collateral (but not taking any further steps to actively market or to conduct any such liquidation).

(h)           Upon the occurrence and during the continuation of an Event of Default pursuant to which the default rate of interest has not been automatically imposed pursuant to the Credit Agreement, to the extent that any Exercise of Remedies consists of the imposition of the default rate of interest, such default rate of interest shall in all cases be applicable to all of the Obligations, and, to the extent such imposition occurred after the time at which the Joint Action Period has ended, the Last Out Lenders will be deemed to have voted (and, at the written request of the Administrative Agent, shall so vote) in favor of such application of the default rate of interest.

3.             Insolvency Proceedings.

(a)           Commencement of Insolvency Proceedings.

(i)            Notwithstanding any rights or remedies available to any First Out Holder under any Loan Document, applicable law or otherwise, no First Out Holder shall commence, direct the Administrative Agent to commence or join in the commencement of an Insolvency Proceeding against any Loan Party at any time prior to the date that is the earliest of (1) the date on which the Required First Out Lenders are permitted to direct the Administrative Agent to pursue any Exercise of Remedies pursuant to Section 2(a)(ii) and (2) the receipt of written consent of the Required Last Out Lenders, unless Exigent Circumstances exist, as determined by the Administrative Agent in its sole discretion.

(ii)            Notwithstanding any rights or remedies available to any Last Out Lender under any Loan Document, applicable law or otherwise, no Last Out Lender shall commence, direct the Administrative Agent to commence or join in the commencement of an Insolvency Proceeding against any Loan Party at any time without the written consent of the Required First Out Lenders.

(b)           Bankruptcy Sale. No Last Out Lender shall object to or oppose or direct the Administrative Agent to object to or oppose (or support any Person in objecting or opposing) a motion for any sale or other disposition of any Collateral free and clear of Liens or other claims under Sections 363, 365 or 1129 of the Bankruptcy Code or any comparable provision of any other applicable Debtor Relief Law (and including any motion for bid procedures or other procedures related to such sale or other disposition of any Collateral that is the subject of such motion), and each Last Out Lender shall be deemed to have consented to any such sale or other disposition of any Collateral under Section 363(f) of the Bankruptcy Code or any comparable provision of any other applicable Debtor Relief Law (and including any motion for bid procedures or other procedures related to such sale or other disposition of any Collateral that is the subject of such motion), that has been consented to by the Required First Out Lenders (or the Administrative Agent at the direction of the Required First Out Lenders); provided that, subject to any credit bid in compliance with Section 3(h), (i) any Lien of the Administrative Agent on such Collateral attaches to the net proceeds of such sale or other disposition of any Collateral and (ii) the net proceeds of such sale or other disposition of any Collateral will be applied in accordance with the payment priority provision set forth in Section 5 hereof and, if applicable, the terms of any applicable DIP Financing.

(c)           Bankruptcy Financing.

(i)            If any Loan Party shall become subject to a case under the Bankruptcy Code or any other Debtor Relief Law and such Loan Party moves for approval of (1) DIP Financing with the consent of the Required First Out Lenders (or the Administrative Agent acting at the direction of the Required First Out Lenders) (any such provider of DIP Financing, a “DIP Lender”) or (2) the use of “cash collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code, or any similar relief under any other applicable Debtor Relief Law, herein, “Cash Collateral Use”) with the consent of the Required First Out Lenders (or the Administrative Agent acting at the direction of the Required First Out Lenders), no Last Out Lender shall object to or oppose or direct the Administrative Agent to object to or oppose (or support any Person in objecting or opposing), and each Last Out Lender will be deemed to have consented to, such DIP Financing or Cash Collateral Use; provided that:

(1)            the Administrative Agent retains its Lien on the Collateral to secure the Obligations (in each case, including proceeds thereof arising after the commencement of such Insolvency Proceeding) with the same priority (subject to (A) Section 5 hereof, (B) the Lien and claims securing the DIP Financing and (C) a professional fee “carve-out” or fees owed to the United States Trustee) as existed prior to the commencement of the case under the Bankruptcy Code or any other Debtor Relief Law;

(2)            the Administrative Agent receives replacement or additional Liens or other similar relief under any applicable Debtor Relief Law to secure the Last Out Obligations on post-petition assets to the same extent granted in connection with the Cash Collateral Use or the DIP Financing with the same priority (subject to (A) Section 5 hereof, (B) the Lien and claims securing the DIP Financing and (C) a professional fee “carve-out” or fees owed to the United States Trustee) as existed prior to the commencement of the case under the Bankruptcy Code or any other Debtor Relief Law;

(3)            any such DIP Financing or Cash Collateral Use (A) does not compel any Loan Party to seek confirmation of a specific plan of reorganization or similar disposition plan of restructuring or liquidation (a “Plan”) or (B) does not expressly require the liquidation of all or any portion of the Collateral prior to a default under the DIP Financing Documents or cash collateral order, as applicable (but may include sale or Plan milestones providing for the sale or reorganization of each Loan Party’s business as a going concern); provided that the foregoing shall not limit the ability of the terms of such DIP Financing or Cash Collateral Use to require that it will be an event of default if a Plan is filed that does not provide for the Payment in Full of the First Out Priority Obligations (without the consent of the First Out Lenders);

(4)            the aggregate amount of the obligations owed or, in the case of unfunded commitments, that could be owed, to the DIP Lenders in respect of such DIP Financing, when aggregated (without duplication) with the amount of the First Out Obligations outstanding as of the commencement of a case under the Bankruptcy Code or any other Debtor Relief Law, does not exceed the Maximum First Out Amount; and

(5)            solely with respect to any DIP Financing, the priority of payment of such DIP Financing shall not be both junior in right of payment to the First Out Obligations and simultaneously senior or pari passu in right of payment to the Last Out Obligations.

(ii)           No Last Out Lender shall offer, nor shall any Last Out Lender permit any of its Affiliates or Related Funds to offer, to provide any DIP Financing to any Loan Party in any Insolvency Proceeding so long as the Required First Out Lenders have approved DIP Financing that complies with the proviso to Section 3(c)(i). No Last Out Lender shall propose, nor shall any Last Out Lender permit any of its Affiliates or Related Funds to propose, any Cash Collateral Use in any Insolvency Proceeding so long as the Required First Out Lenders have approved any Cash Collateral Use that complies with the proviso to Section 3(c)(i). Subject to Section 3(c)(iii), any Last Out Lender may (1) object to or oppose or direct the Administrative Agent to object to or oppose (or support any Person in objecting or opposing) any Use of Cash Collateral or DIP Financing that does not comply with the terms of Section 3(c) or (2) to the extent the Required First Out Lenders have not approved DIP Financing or Cash Collateral Use that complies with the proviso to Section 3(c)(i), offer to provide DIP Financing or Cash Collateral Use that complies with the proviso to Section 3(c)(i).

(iii)          If any First Out Priority Obligations would remain outstanding after the application of any DIP Financing, no Last Out Lender (or any Affiliate or Related Fund of a Last Out Lender) shall offer to provide, or provide, any DIP Financing that would be secured by a Lien on any Collateral senior or pari passu with the Lien of the Administrative Agent on such Collateral securing the First Out Obligations unless (1) the repayment of such DIP Financing is junior in right of payment to the First Out Priority Obligations (including any DIP Financing provided by the First Out Lenders (or one or more Affiliates or Related Funds of First Out Lenders) or consented to by the Required First Out Lenders, (2) the Liens securing such DIP Financing are junior to the Liens of the Administrative Agent to the extent securing the First Out Priority Obligations (including any DIP Financing provided by the First Out Lenders (or one or more Affiliates or Related Funds of First Out Lenders) or consented to by the Required First Out Lenders, (3) the proceeds of such DIP Financing are not used to repay any Obligations except in accordance with this Agreement and (A) the aggregate amount of the obligations owed or, in the case of unfunded commitments, that could be owed, to the DIP Lenders in respect of such DIP Financing, when aggregated (without duplication) with the amount of the Last Out Obligations outstanding as of the commencement of a case under the Bankruptcy Code or any other Debtor Relief Law, does not exceed the Maximum Last Out Amount.

(iv)          No Last Out Lender shall object to or oppose or direct the Administrative Agent to object to or oppose (or support any Person in objecting or opposing) any professional fee “carve out” or similar surcharge to the Liens on the Collateral (including any fees of the United States Trustee) if such fee or surcharge has been approved by the Required First Out Lenders.

(d)           Relief from Stay. Each Last Out Lender agrees not to (i) seek or request or direct the Administrative Agent to seek or request (or support any other Person seeking or requesting) relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of any part of the Collateral, without the prior written consent of Required First Out Lenders or (ii) oppose any request by the Administrative Agent at the direction of the Required First Out Lenders to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral.

(e)           Adequate Protection.

(i)            The Required First Out Lenders may direct the Administrative Agent (1) to seek adequate protection of the interests of the Administrative Agent and the Holders in the Collateral, including replacement or additional Liens on any property of the estate of any Loan Party and (2) to object to any motion, relief, action or proceeding based upon any lack of adequate protection of the interests of the Administrative Agent or the Holders in the Collateral.

(ii)           If the Required First Out Lenders do not do so, the Last Out Lenders may direct the Administrative Agent (1) to seek adequate protection of the interests of the Administrative Agent and the Holders in the Collateral, including replacement or additional Liens on any property of the estate of any Loan Party so long as the adequate protection obtained is on behalf of all Holders generally subject to the other terms and priorities of this Agreement and (2) to object to any motion, relief, action or proceeding based upon any lack of adequate protection of the interests of the Administrative Agent or the Holders in the Collateral, other than any motion, relief, action or proceeding of the Administrative Agent at the direction of the Required First Out Lenders.

(iii)          If the Administrative Agent is granted adequate protection in the form of replacement or additional Liens or in the form of superpriority or other administrative expense claims, such Liens and claims will constitute Proceeds of Collateral pursuant to the terms of the Loan Documents and this Agreement. Payment of any such superpriority or administrative expense claims under Section 1129(a)(9) of the Bankruptcy Code or otherwise will be made to the Administrative Agent, as applicable, and applied in accordance with the priorities of Section 5 hereof.

(iv)          If the Administrative Agent is granted adequate protection in the form of cash payments, such payments will be applied as Proceeds of Collateral in accordance with the priorities of Section 5 hereof.

(f)            Plan of Reorganization.

(i)            Each Holder shall submit any votes on a Plan to the Administrative Agent no later than one (1) Business Day prior to the voting deadline established pursuant to the terms of such Plan or any court order establishing voting procedures with respect to the Plan (the “Voting Procedures Order”). If Administrative Agent determines that First Out Holders and Last Out Lenders, in each case pursuant to a Tranche Vote, have accepted the Plan, Administrative Agent shall submit such votes in accordance with the terms of the Plan or Voting Procedures Order. Administrative Agent must submit any votes to “reject” such Plan in accordance with the terms of the Plan or the Voting Procedures Order. The Administrative Agent is irrevocably authorized by each Holder to withdraw any vote submitted by such Holder in contravention of the procedures set forth is this sub-clause (f).

(ii)           No Last Out Lender shall propose or support or direct the Administrative Agent to propose or vote in favor or support (or support any Person in proposing or voting in favor or supporting) any Plan that does not provide for the Payment in Full of the First Out Priority Obligations in cash with immediately available funds upon the consummation of any such Plan unless the First Out Holders, pursuant to a Tranche Vote, approve such Plan.

(g)           Reorganization Securities.

(i)            Except as otherwise agreed to pursuant to a Plan that has been approved by the Holders, pursuant to a Tranche Vote, as provided in Section 3(f)(i), all Reorganization Securities to be distributed under a Plan to the Administrative Agent and the Holders will be remitted to Administrative Agent and the Administrative Agent will distribute such Reorganization Securities as follows:

(1)            first, to the Administrative Agent on account of and deemed payment of any Obligations owing to the Administrative Agent under Section 5(b) that are not otherwise paid from cash distributions under a Plan pursuant to Section 5(b), such Reorganization Securities (as selected by the Administrative Agent) having a fair market value as determined by the Administrative Agent in good faith;

(2)            second, to the First Out Holders in accordance with their respective First Out Pro Rata Shares on account of any First Out Priority Obligations not otherwise paid from cash distributions under a Plan and applied in accordance with Section 5(b), Debt Reorganization Securities (as selected by Tranche Vote among First Out Holders) having fair market value as determined by the Administrative Agent in good faith up to the amount of the First Out Secured Claim;

(3)            third, if the value of the Debt Reorganization Securities determined under or in connection with the applicable Plan is less than the amount of the First Out Secured Claim (calculated after taking into account cash distributions to be applied in accordance with Section 5(b) and the value of Debt Reorganization Securities distributed pursuant to clauses first and second), to the First Out Holders in accordance with their respective First Out Pro Rata Shares on account of the First Out Secured Claim, Non-Debt Reorganization Securities (as selected by Tranche Vote among First Out Holders) having fair market value as determined by the Administrative Agent in good faith up to the amount of the First Out Secured Claim;

(4)            fourth, if the value of the Debt Reorganization Securities determined under or in connection with the applicable Plan is more than the amount of the First Out Secured Claim (calculated after taking into account cash distributions to be applied in accordance with Section 5(b) and the value of Debt Reorganization Securities distributed pursuant to clauses first and second), to the Last Out Lenders in accordance with their respective Last Out Pro Rata Shares on account of the Last Out Secured Claim, Debt Reorganization Securities (as selected by Tranche Vote among Last Out Lenders) having fair market value as determined by the Administrative Agent in good faith up to the amount of the Last Out Secured Claim;

(5)            fifth, to the Last Out Lenders in accordance with their respective Last Out Pro Rata Shares on account of Last Out Priority Obligations, Non-Debt Reorganization Securities (as selected by Tranche Vote among Last Out Lenders) having fair market value as determined by the Administrative Agent in good faith up to the amount of the Last Out Secured Claim; and

(6)            sixth, ratably to the First Out Holders (in accordance with their respective First Out Pro Rata Shares) and Last Out Lenders (in accordance with their Last Out Pro Rata Shares) based on the remaining First Out Obligations and Last Out Obligations (calculated after taking into account cash distributions to be applied in accordance with Section 5(b) and as if such Obligations were reduced by the fair market value as determined by the Administrative Agent in good faith of Reorganization Securities distributed pursuant to clauses (1) through (5) of this Section 3(g)(i)).

(7)            Notwithstanding anything to the contrary in Section 3(g)(i), if Reorganization Securities distributable to Last Out Lenders pursuant to Section 3(g)(i) are not Permitted Reorganization Securities, such distributions will be applied by the Administrative Agent in accordance with Section 5(b).

(ii)           No First Out Holder or Last Out Lenders shall propose, vote in favor of, or otherwise support a Plan that is in contravention of any of the provisions set forth in Section 5 hereof.

(h)           Credit Bid.

(i)            In connection with any credit bid on the disposition of the Collateral, (1) if the Required First Out Lenders elect to credit bid the First Out Obligations, the First Out Obligations shall be credit bid on a ratable basis based on the First Out Pro Rata Shares, (2) if the Required Last Out Lenders elect to credit bid the Last Out Obligations, the Last Out Obligations shall be credit bid on a ratable basis based on the Last Out Pro Rata Shares, and (3) if any Last Out Lender elects to credit bid all or any portion of the Last Out Obligations (A) the Required First Out Lenders shall have consented to such credit bid or (B) the cash proceeds of such credit bid shall result in Payment in Full of the First Out Priority Obligations on the initial closing date of such disposition. No First Out Holder shall object to any proposed credit bid meeting the requirements of clause (3)(A) or (B) of this Section 3(h)(i).

(ii)           No Last Out Lender may object to or oppose or direct the Administrative Agent to object to or oppose (or support any Person in objecting to or opposing) a credit bid of the First Out Obligations made in accordance with the Bankruptcy Code or any similar provisions of any other Debtor Relief Law unless such objection or opposition is in connection with a credit bid by such Last Out Lender that complies with this Section 3(h).

(iii)          No First Out Holder may object to or oppose or direct the Administrative Agent to object to or oppose (or support any Person in objecting to or opposing) a credit bid on the disposition of the Collateral by any Last Out Lender made in accordance the Bankruptcy Code or any similar provisions of any other Debtor Relief Law that would result in the Payment in Full of the First Out Priority Obligations on the initial closing date of the disposition of the Collateral.

(iv)          The Administrative Agent, based solely upon the instruction of the Required First Out Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate a credit bid.

(i)            Classification.

(i)            The Administrative Agent and the Holders agree that (1) the claims in respect of the First Out Secured Claim and the Last Out Secured Claim shall be separately classified (within the meaning of Section 1126(c) of the Bankruptcy Code) in any Insolvency Proceeding under the Bankruptcy Code and (2) they will not object to the separate classification of the First Out Secured Claim from the Last Out Secured Claim in a Plan under the Bankruptcy Code.

(ii)            If the First Out Secured Claim and the Last Out Secured Claim are classified together in a single class (within the meaning of Section 1126(c) of the Bankruptcy Code) under any Plan proposed for any Loan Party in any Insolvency Proceeding, then (1) no First Out Holder will, in its capacity as a holder of a First Out Secured Claim or proxy holder for the First Out Secured Claim, vote to approve such Plan unless the Last Out Lenders have voted to approve such Plan based upon a Tranche Vote of the Last Out Lenders (provided that this clause (1) shall only apply to the extent that the Last Out Lenders are in compliance with Section 5(f)(ii)) and (2) no Last Out Lender will, in its capacity as a holder of a Last Out Secured Claim or proxy holder for the Last Out Secured Claim, vote to approve such Plan unless the First Out Holders have voted to accept such Plan based upon a Tranche Vote of the First Out Holders. Subject to the immediately preceding sentence and to the extent applicable, the First Out Holders irrevocably grant a proxy to the Last Out Lenders to the extent necessary to give the Last Out Lenders the exclusive right to vote the Last Out Secured Claims under any Plan (ratably based upon the Last Out Pro Rata Share) and the Last Out Lenders irrevocably grant a proxy to the First Out Holders to the extent necessary to give the First Out Holders the exclusive right to vote the First Out Secured Claims under any Plan (ratably based upon the First Out Pro Rata Share).

(iii)          No Holder may, and each will be deemed to have irrevocably waived the right to, make an election under Section 1111(b) of the Bankruptcy Code to have the entire allowed claim of each member of the class treated as a secured claim in such Insolvency Proceeding notwithstanding Section 506(a) of the Bankruptcy Code, unless the First Out Holders and the Last Out Lenders, based on a Tranche Vote, have voted to make such election.

(j)            Status in Insolvency Proceedings. This Agreement shall be applicable both before and after the institution of any Insolvency Proceeding (notwithstanding Section 1129(b)(1) of the Bankruptcy Code), including without limitation, filing of any petition by or against any Loan Party under the Bankruptcy Code and all converted or succeeding cases in respect thereof. The relative rights of the Administrative Agent and the Lenders in or to any distributions including, without limitation, from or in respect of any Collateral or Proceeds of Collateral, shall continue after the institution of any Insolvency Proceeding, including, without limitation, the filing of any petition by or against any Loan Party under the Bankruptcy Code and all converted or succeeding cases in respect thereof, on the same basis as prior to the date of such institution, subject to any court order approving the financing of, or use of cash collateral by, any Loan Party as debtor-in-possession. In connection with any Insolvency Proceeding, the agreements contained in this Agreement shall remain in full force and effect and enforceable pursuant to their terms in accordance with Section 510(a) of the Bankruptcy Code and such other applicable laws of similar effect and all references herein to any Loan Party shall be deemed to apply to such Loan Party as debtor-in-possession and to any trustee or receiver for the estate of such Loan Party. This agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

(k)           Reinstatement. To the extent that the First Out Lenders or the Last Out Lenders receive payments on the First Out Obligations or the Last Out Obligations, as applicable, or Proceeds of Collateral for application to the First Out Obligations or the Last Out Obligations, as applicable, that are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under the Bankruptcy Code, common law, any equitable cause or otherwise (each an “Avoidance”), and whether as a result of any demand, settlement, litigation or otherwise (each an “Avoidance Action”), then to the extent of such payment or proceeds received (calculated as of the date the notice of such Avoidance Action is received by the relevant party), such First Out Obligations or Last Out Obligations, as applicable, or part thereof, intended to be satisfied by such payment or proceeds shall be revived as of the date of reinstatement and, from and after such date of reinstatement continue in full force and effect as if such payments or proceeds had not been received by the First Out Lenders or the Last Out Lenders, as applicable. Such payments that are subject to any Avoidance shall be paid to the Administrative Agent for the benefit of the party entitled to such payment following the entry of a final, non-appealable judgment. This Agreement, if theretofore terminated, shall be reinstated in full force and effect as of the date of such Avoidance, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the payment priorities and the relative rights and obligations of the First Out Lenders and the Last Out Lenders provided for herein with respect to any event occurring on or after the date of such Avoidance.

4.             Voting Agreement. Anything in the Credit Agreement or the other Loan Documents to the contrary notwithstanding, the Lenders hereby agree that:

(a)           Subject to the succeeding subsection (b), the Loan Documents may be amended, supplemented or modified and any provision of the Loan Documents may be waived, including pursuant to an agreement or arrangement to forbear from the exercise of any rights or remedies with respect to the provisions of the Loan Documents, and Collateral and guarantors of the Obligations may be released (for the avoidance of doubt, any acceptance of Collateral in full or partial satisfaction of the Obligations shall be deemed to be a release of Collateral) (each such amendment, supplement, modification, waiver, forbearance or release, a “Modification”) with the written consent of Required First Out Lenders, and without the consent of any Last Out Lender, and the Last Out Lenders shall not, and shall have no right to, consent to, require, cause or implement any Modification, except that Last Out Lenders shall have the consent rights expressly provided to the Last Out Lenders pursuant to the succeeding subsection (b).

(b)           Notwithstanding the preceding subsection (a), during the period through and including January 15, 2025, the following Modifications shall require the written consent of the Required Last Out Lenders:

(i)            any increase in the principal amount of the First Out Term Loans which does not constitute a Permitted First Out Increase;

(ii)           any reduction in, or forgiveness of, the principal amount of the Term Loans;

(iii)          any change in the interest rate of the Term Loans or the manner of payment thereof;

(iv)          any change to the Maturity Date;

(v)           any change to Section 2.3(f) of the Credit Agreement;

(vi)          so long as no Event of Default has occurred and is continuing, any Specified Release/Disposition.

(c)           To the extent required by the Credit Agreement, in the case of (A) any Modification permitted under subsection (a) above, (B) any Modification at any time on or prior to January 15, 2025 consisting of (x) a Permitted First Out Increase or (y) a Specified Release/Disposition at any time at which an Event of Default has occurred and is continuing, or (C) any Modification of the type described in the preceding clause (b) at any time prior to January 15, 2025 which has been consented to in writing by Required Last Out Lenders, each Last Out Lender, in its capacity as a Lender under the Credit Agreement, shall be deemed to have voted (and, at the request of the Required First Out Lenders or the Administrative Agent, shall so vote, and if any of such Last Out Lender fails to promptly so vote, the Administrative Agent shall have a proxy and the right to vote) its interest as a Lender under the Credit Agreement in accordance with the vote of the Required First Out Lenders.

Without limiting the foregoing or any other provision of this Agreement, for all purposes under the Credit Agreement, “Required Lenders” under the Credit Agreement shall be deemed to include First Out Lenders.

5.             Payment Waterfall. Anything to the contrary contained in the Credit Agreement and the other Loan Documents notwithstanding, the Administrative Agent and the Lenders hereby agree that (solely between themselves and without effecting an amendment to the Credit Agreement and the other Loan Documents) as follows:

(a)           [Reserved].

(b)           The Administrative Agent shall apply all payments and distributions in respect of the Obligations received by it (including, for the avoidance of doubt, all Proceeds of Collateral), in all cases regardless of whether an Event of Default has occurred and is continuing, as follows:

(i)            first, to pay Obligations in respect of any cost or expense reimbursements or indemnities, or amounts owing on account of the Agent Fee, then due to the Administrative Agent under the Loan Documents until Paid in Full;

(ii)           second, to payment of all accrued and unpaid interest in respect of, and the principal balance of, all Protective Advances made by the Administrative Agent constituting Permitted Protective Advances;

(iii)          third, ratably in accordance with the First Out Pro Rata Shares, to pay Obligations in respect of any cost or expense reimbursements or indemnities then due to any or all of the First Out Lenders in respect of First Out Priority Obligations under the Loan Documents until Paid in Full;

(iv)          fourth, ratably in accordance with the First Out Pro Rata Shares, to payment of fees and interest then due and payable on account of the First Out Priority Obligations under the Loan Documents until Paid in Full;

(v)           fifth, ratably in accordance with the First Out Pro Rata Shares, to pay all other First Out Obligations in respect of First Out Priority Obligations under the Loan Documents until Paid in Full;

(vi)          sixth, ratably in accordance with the Last Out Pro Rata Shares, to pay Obligations in respect of any cost or expense reimbursements or indemnities then due to any or all of the Last Out Lenders in respect of Last Out Priority Obligations under the Loan Documents until Paid in Full;

(vii)         seventh, ratably in accordance with the Last Out Pro Rata Shares, to payment of fees and interest then due and payable under the Loan Documents until Paid in Full;

(viii)        eighth, ratably in accordance with the Last Out Pro Rata Shares, to pay all other Last Out Priority Obligations under the Loan Documents until Paid in Full;

(ix)           ninth, ratably in accordance with the First Out Pro Rata Shares, to payment of the First Out Obligations not paid pursuant to clauses (iii), (iv) and (v) above until Paid in Full;

(x)            tenth, ratably in accordance with the Last Out Pro Rata Shares, to payment of the Last Out Obligations not paid pursuant to clauses (vi), (vii) and (viii) above until Paid in Full; and

(xi)          eleventh, to payment of Protective Advances made by the Administrative Agent not paid pursuant to clause (ii);

(xii)         twelfth, any remainder shall be for the account of and paid to the Borrower or to whomsoever shall be lawfully entitled thereto.

In addition to the foregoing and notwithstanding anything to the contrary in the Credit Agreement or this Agreement, to the extent that any one or more Last Out Lenders (or their Affiliates or Related Funds) is the direct or indirect source of any prepayment of the Obligations which is applied to the principal amount of the First Out Obligations in accordance with the foregoing (any such prepayment which is so applied, a “Specified Prepayment”), the Last Out Lenders shall jointly and severally be obligated to pay the Exit Payment that would be payable with respect to such Specified Prepayment if the amount thereof was paid to the First Out Lenders in connection with a First Out Transfer that occurred on the date of such Specified Prepayment, and such payment of the Exit Payment shall be due and payable on the date of such Specified Prepayment.

(c)            Each Lender agrees that any payments or distributions in respect of the Obligations received by such Lender in violation of this Agreement shall be as promptly as practicable paid over to the Administrative Agent, for the benefit of the other Holders due such amounts, in the same form as received, with any necessary endorsements, to be applied in accordance with this Section 5, and each Lender hereby authorizes the Administrative Agent to make any such endorsements as agent for such other Holders (which authorization, being coupled with an interest, is irrevocable).

(d)           Any distributions received by the Administrative Agent in a form other than cash will be held by Administrative Agent as Collateral and, at such time as such non-cash proceeds, amount or assets, are monetized and reduced to cash, will be applied in the order of application set forth in Section 5(b). The Administrative Agent will not have any duty or obligation to take actions to monetize such non-cash distributions unless the Administrative Agent is otherwise required to do so in accordance with the terms of the Loan Documents or this Agreement.

6.             [Reserved].

7.             [Reserved].

8.             [Reserved].

9.             [Reserved].

10.           Last Out Buy-Out Option; First Out Lender Put Option.

(a)           Last Out Buy-Out Option.

(i)            The parties hereto agree that the Last Out Lenders have the right, at any time after the date hereof, by causing the Last Out Representative to give a written notice (a “Committed Last Out Buy-Out Notice”) to the Administrative Agent, for the benefit of the First Out Lenders, to acquire on the date that is no more than five (5) Business Days after the date of the Administrative Agent’s receipt of such Committed Last Out Buy-Out Notice, from the First Out Lenders either all or a portion of the right, title and interest of the First Out Lenders in and to the First Out Obligations and the Loan Documents (to the extent related to the First Out Obligations being acquired), which Committed Last Out Buy-Out Notice shall identify the applicable acquiring Last Out Lenders and shall specify (x) whether the acquiring Last Out Lenders are acquiring all or a portion of the First Out Obligations and (y), in the case of an acquisition of a portion thereof, the principal amount of First Out Obligations to be acquired (which shall in all cases be no less than $10,000,000) (any acquisition of a portion of the First Out Obligations, a “Partial First Out Transfer”; the principal amount of First Out Obligations being acquired in any acquisition of all or a portion of the First Out Obligations pursuant to this subsection (a) or any acquisition of First Out Priority Obligations pursuant to the succeeding subsection (b), the “Applicable First Out Principal Amount”). Each Last Out Lender that is identified as an acquiring Last Out Lender in the applicable Committed Last Out Buy-Out Notice is referred to herein as an “Electing Last Out Lender”. In the event all Last Out Lenders are Electing Last Out Lenders in any Committed Last Out Buy-Out Notice, each such Electing Last Out Lender shall be entitled to purchase an amount of the First Out Obligations which are being acquired equal to the product of (A) the aggregate amount of all such outstanding First Out Obligations and (B) such Electing Last Out Lender’s Last Out Pro Rata Share. In the event less than all Last Out Lenders are Electing Last Out Lenders, the Electing Last Out Lenders shall be entitled to purchase the First Out Obligations being acquired in accordance with the proportion that the Last Out Obligations held by each Electing Last Out Lender bears to the Last Out Obligations of all Electing Last Out Lenders (or such amount as is agreed by all Electing Last Out Lenders).

(ii)           Upon the receipt by the Administrative Agent of a Committed Last Out Buy-Out Notice, each Electing Last Out Lender thereunder irrevocably shall be committed, severally, to acquire within five (5) Business Days of the date of the applicable Committed Last Out Buy-Out Notice from the First Out Lenders the right, title and interest of the First Out Lenders in and to the Applicable First Out Principal Amount and related First Out Obligations by paying to the First Out Lenders in cash in an amount equal to the Specified Purchase Price.

(b)           First Out Lender Put Option. Notwithstanding anything to the contrary herein, the Last Out Lenders hereby grant to the First Out Lenders an option (the “Put Option”), to sell and assign to the Last Out Lenders, all (but not less than all) of the right, title and interest of the First Out Lenders in and to the First Out Priority Obligations and the Loan Documents (to the extent related to the First Out Priority Obligations), and the Last Out Lenders are severally obligated to accept such sale and assignment and, in exchange for such sale and assignment, the Last Out Lenders shall pay the First Out Lenders cash consideration in an amount equal to the Specified Purchase Price. From and after January 15, 2025, the Put Option may be exercised by a written notice from the Administrative Agent (at the written direction of the First Out Lenders) to the Last Out Representative (a “Put Option Notice”), and the Last Out Lenders shall be obligated to pay the purchase price for the First Out Priority Obligations within five (5) Business days after the delivery of the Put Option Notice. Each Last Out Lender shall be obligated to purchase the First Out Priority Obligations in accordance with its respective Last Out Pro Rata Share.

(c)           Specified Purchase Price. As used herein, the “Specified Purchase Price” shall mean, with respect to any purchase and sale of First Out Obligations or First Out Priority Obligations, as applicable, pursuant to either of the preceding subsections (a) or (b) (any such purchase and sale, a “First Out Transfer”), the sum of:

(1)            the Applicable First Out Principal Amount (it being acknowledged and agreed that the principal amount of any loans by the First Out Lenders that are part of a DIP Financing shall be “first out” relative to the principal amount of any other First Out Term Loans);

(2)            all interest accrued and unpaid thereon, the Exit Payment applicable thereto, and all expenses and indemnity claims of the First Out Lenders to the extent earned or due and payable in accordance with the Loan Documents (excluding Unasserted Contingent Obligations), in all cases including all such amounts that are incurred during, or accrue from and after, the commencement of an Insolvency Proceeding (or that would accrue and become due but for the commencement of such Insolvency Proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding; and

(3)            cash collateral to secure any unreimbursed obligations in respect of any asserted or threatened claims that are the subject of the indemnification provisions of the Loan Documents; it being agreed by the parties hereto that the First Out Lenders shall (A) be entitled to apply such cash collateral to reimburse themselves or their Affiliates for any indemnification obligations (in an amount to be reasonably determined by the Administrative Agent in good faith) or other amounts owing related thereto and (B) promptly return any unapplied portion of such cash collateral to the Last Out Lenders (or their agent) at such time as all obligations with respect to such indemnification obligations have been Paid in Full.

(d)           Anything in this Agreement to the contrary notwithstanding, each party hereto agrees that each Last Out Lender may assign and delegate to any Permitted Last Out Assignee any of the rights and obligations acquired by such Last Out Lender as a result of its exercise of its rights pursuant to this Section 10, provided that no such assignment or delegation (whether by an Initial Last Out Lender or any assignee thereof) shall release the applicable Initial Last Out Lender from its obligations pursuant to this Agreement (for the avoidance of doubt, regardless of whether a direct or indirect assignee of any Initial Last Out Lender exercises the purchase option pursuant to Section 10(a) or is required to purchase First Out Priority Obligations pursuant to Section 10(b), the applicable Initial Last Out Lender shall be and remain liable for the payment of the Specified Purchase Price).

(e)           Procedures. In connection with any First Out Transfer, on the effective date thereof, (x) each First Out Lender and (y) each Electing Last Out Lender (in the case of a First Out Transfer contemplated by the preceding subsection (a)) or each Last Out Lender (in the case of a First Out Transfer contemplated by the preceding subsection (b) or an assignee thereof pursuant to the preceding subsection (d) (as applicable, each, an “Acquiring Last Out Lender”) shall execute and deliver an assignment and assumption agreement in the form required by the Credit Agreement, with such changes as shall be required to effect such First Out Transfer, pursuant to which, among other things, each First Out Lender shall assign to the applicable Acquiring Last Out Lenders its First Out Pro Rata Share of the First Out Priority Obligations or the First Out Obligations, as applicable, which are subject to the applicable First Out Transfer. Such First Out Transfer shall be without any representation, recourse, or warranty whatsoever, except, to the extent required by the applicable Acquiring Last Out Lenders that (1) the amount quoted by such First Out Lender as the purchase price for its portion of the applicable First Out Priority Obligations or the First Out Obligations, as applicable, represents the amount shown as owing with respect to the claims transferred as reflected on its books and records, (2) such First Out Lender is the legal and beneficial owner of the First Out Priority Obligations or the First Out Obligations, as applicable, being assigned by it, (3) the First Out Priority Obligations or the First Out Obligations, as applicable, being assigned by it are free and clear of any lien, encumbrance, participation interest or other adverse claim and (4) it has full power and authority, and has taken all action necessary, to execute and deliver the assignment and assumption agreement pursuant to which it assigns the First Out Priority Obligations or the First Out Obligations, as applicable, being assigned by it.

(f)            Administrative Agent. In connection with any such First Out Transfer:

(i)            the applicable Acquiring Last Out Lenders shall pay the out-of-pocket expenses of the Administrative Agent (including any assignment fees) in connection with documenting and effecting such assignment, to the extent earned or due and payable in accordance with the Loan Documents;

(ii)            if such First Out Transfer is of all of the First Out Priority Obligations, (1) the Administrative Agent shall have the right, but not the obligation, to resign under the Loan Documents (with any such resignation to be effective immediately) and (2) the Last Out Lenders shall have the right, but not the obligation, to require the Administrative Agent to immediately resign under the Loan Documents; provided that all right, title and interest to the amounts paid to the Administrative Agent hereunder shall remain with the Person so resigning and shall not be transferred to the successor Administrative Agent, and such resigning Administrative Agent shall receive, shall continue to hold and shall apply any cash collateral provided under this Section 10 to reimburse itself or its Affiliates for any Obligations secured by such collateral pursuant to this Section 10 or in respect of fees and costs chargeable in respect thereof; provided further, that any successor Administrative Agent shall be designated and appointed in accordance with the terms of the Credit Agreement (but if Last Out Lenders fail to appoint a successor Administrative Agent, then Last Out Representative shall be deemed to be the replacement Administrative Agent). By their ackowledgment hereof, the Loan Parties agree to the foregoing notwithstanding anything to the contrary in Section 16.9 of the Credit Agreement;

(iii)          if such First Out Transfer is of all of the First Out Priority Obligations, the Administrative Agent and First Out Holders shall retain their indemnification rights under the Loan Documents for action or other matters arising on or prior to the date of such assignment; and

(iv)          if, upon consumation of a First Out Transfer of all of the First Out Priority Obligations, there exist any Excess First Out Obligations which are not being acquired concurrently therewith by the Last Out Lenders, such Excess First Out Obligations and any interest, fees, expenses, costs (including rights to reimbursement from Loan Parties for costs and expenses), premiums, indemnities, other charges and all other amounts in respect of the foregoing (the “Retained Interest”) shall remain and continue in effect.

(g)           Collateral Documents. In connection with any assignment of all of the First Out Priority Obligations, the First Out Holders shall deliver to the Last Out Representative (or any other Person designated by the Required Last Out Lenders) any original Collateral in their possession and shall execute such other customary documents, instruments, and agreements reasonably necessary to effect such assignment, in all cases at the sole expense of the Last Out Lenders (provided that the foregoing does not limit the Last Out Lenders’ right to be reimbursed for any such expenses by the Loan Parties), whereupon the First Out Lenders shall each cease to be a party to this Agreement.

(h)           [Reserved].

(i)            Voting; Modifications. Each Last Out Lender agrees in favor of each First Out Lender that it will not vote as a Lender in favor of any Modification to the Credit Agreement, this Agreement or the other Loan Documents that would (i) in any way subordinate the priority of the Liens granted in and to the Collateral under the Credit Agreement or the other Loan Documents in respect of the Retained Interests, (ii) amend or otherwise modify the Credit Agreement, this Agreement or any other Loan Document in a manner that would adversely affect the priority of application of Proceeds of Collateral to the payment of any portion of the Retained Interests or (iii) reduces any amount payable in respect of the Retained Interests.

11.           Protective Advances. The Administrative Agent may, in its discretion, make Protective Advances provided that, at the time of each advance, such amount is a Permitted Protective Advance. Any Protective Advances made by the Administrative Agent in excess of the Permitted Protective Advance will be for the Administrative Agent’s sole and separate account and not for the account of any Holder and will be entitled to the priority of payment set forth in clause (xi) of Section 5(b). Notwithstanding anything to the contrary in the Credit Agreement, with respect to Permitted Protective Advances by the Administrative Agent, each First Out Lender and only the First Out Lenders, will participate in such Protective Advances outstanding from time to time in accordance with its respective First Out Pro Rata Share.

12.           Successors and Assigns. The provisions of this Agreement shall be binding and inure to the benefit of the Lenders, the Administrative Agent and their respective successors and assigns permitted hereby, including all other Lenders that are successors to or assignees of each Lender and including any successor Administrative Agent. No Last Out Lender may assign any Last Out Obligations or any of its rights or obligations hereunder (including its rights or obligations to purchase First Out Priority Obligations under Section 10) to any Person who is not a Permitted Last Out Assignee; provided that no such assignment shall release the applicable Initial Last Out Lender from its obligations pursuant to this Agreement (including its obligation to pay the Specified Purchase Price in connection with any First Out Transfer as more fully set forth in Section 10(d)). As a condition to each assignment by a Lender under Section 14.1(a) of the Credit Agreement to an assignee who is not already a Lender party hereto, each such assignee shall execute and deliver to the Administrative Agent an acknowledgment to this Agreement, substantially in the form of Exhibit A hereto, acknowledging the agreement of such assignee to be an Additional Holder and to be bound by the terms hereof. Failure of any assignment to satisfy any of the above conditions shall render the assignment null and void. The Loan Parties shall cause each of their Subsidiaries that becomes a Loan Party to acknowledge and consent to the terms of this Agreement by causing such Subsidiary to execute and deliver to the parties hereto an acknowledgment, substantially in the form executed by the Borrower, pursuant to which such Subsidiary shall agree to be bound by the terms of this Agreement to the same extent as if it had executed and delivered same as of the date hereof. For the avoidance of doubt, and notwithstanding the execution of an acknowledgment of this Agreement by the Loan Parties, no Loan Party shall have any rights or remedies under, or be a third party beneficiary of, this Agreement.

13.           Subrogation, Elevation, Etc. Subject to Payment in Full of the First Out Priority Obligations, to the extent cash, property or securities otherwise payable or deliverable to the holders of the Last Out Obligations shall have been applied pursuant to this Agreement to the payment of First Out Obligations then, and in each such event, the holders of the Last Out Obligations shall be subrogated to the rights of each holder of First Out Obligations to receive any further payment or distribution in respect of or applicable to the First Out Obligations. For the purposes of such subrogation, no payment or distribution to the holders of First Out Obligations of any cash, property or securities to which any holder of Last Out Obligations would be entitled except for the provisions of this Agreement shall, and no payment over pursuant to the provisions of this Agreement to the holders of First Out Obligations by the holders of the Last Out Obligations shall, as between any obligor on account of the First Out Obligations, its creditors other than the holders of First Out Obligations and the holders of Last Out Obligations, be deemed to be a payment by such obligor to or on account of First Out Obligations.

14.           Marshaling. Until the First Out Obligations are Paid in Full and except as otherwise expressly permitted hereunder (including any permitted actions described in Section 2(g)), no Last Out Lender may assert and each hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert, or otherwise claim the benefit of, any marshaling, appraisal, valuation, or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

15.           Entire Agreement. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. The parties hereto agree that the Loan Documents remain in full force and effect as written; provided that to the extent there is an inconsistency between the provisions of this Agreement and the provisions of the Loan Documents, the provisions of this Agreement shall, as between the parties hereto, be controlling. The Lenders have not entered, and will not enter, into any agreements with any other Lender that conflict with the terms of this Agreement. This Agreement is a Loan Document.

16.           Amendments in Writing. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by each party hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Amendments and waivers of this Agreement shall not require the consent of any Person other than the Administrative Agent and the Lenders.

17.           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18.           Governing Law. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

19.           Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Affiliate of the foregoing in any way relating to this Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

20.           Execution in Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by facsimile transmission or email transmission (including .pdf delivery) shall be effective as delivery of a manually executed counterparty hereof.

21.           Notices. All notices under this Agreement shall be delivered as provided in, and such notices shall be subject to, Section 12 of the Credit Agreement (provided that any notices to any Last Out Lender shall only be given to the Last Out Representative).

22.           Specific Performance. The parties hereto may demand specific performance of this Agreement and each party hereto hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any other party hereto.

23.           Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

24.           Conflicts. If this Agreement conflicts with any of the terms of the Credit Agreement or any Loan Document, this Agreement shall control.

25.           Costs and Attorney’s Fees. In the event it becomes necessary for any party to commence or become a party to any proceeding or action to enforce the provisions of this Agreement, the court or body before which the same may be tried may award to the prevailing party all costs and expenses thereof, including reasonable attorneys’ fees, the usual and customary and lawfully recoverable court costs, and all other expenses in connection therewith.

26.           Appointment of Last Out Representative. Each Last Out Lender hereby appoints and designates 11065220 Canada Inc. as its representative and agent on its behalf for the purposes of giving and receiving all notices and consents under this Agreement and taking all other actions (including in respect of execution of amendments, waivers, consents, joinders and any other documents) on behalf of such Last Out Lender under this Agreement. Administrative Agent and First Out Lenders may regard any notice or other communication pursuant to this Agreement from Last Out Representative as a notice or communication from each Last Out Lender, and may give any notice or communication required or permitted to be given to any Last Out Lender hereunder to Last Out Representative on behalf of such Last Out Lender. Each Last Out Lender agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made by Last Out Representative on behalf of such Last Out Lender shall be deemed for all purposes to have been made by such Last Out Lender and shall be binding upon and enforceable against such Last Out Lender to the same extent as if the same had been made directly by such Last Out Lender.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective duly authorized officers or signatories as of the day and year first above written.

FIRST OUT LENDERS

VIRIDESCENT REALTY TRUST, INC.

By:	/s/ Dante Domenichelli
Name: Dante Domenichelli
Title: Authorized Signatory

LAST OUT LENDERS

11065220 Canada Inc.

By:	/s/ Christelle Gedeon
Name:Christelle Gedeon
Title: Chief Legal Officer

ADMINISTRATIVE AGENT

VRT AGENT LLC, as Administrative Agent

By:	/s/ Dante Domenichelli
Name: Dante Domenichelli
Title: Authorized Signatory

LOAN PARTY ACKNOWLEDGMENT

The undersigned, being the current Loan Parties referred to in the foregoing Agreement Among Lenders, hereby approve of such Agreement Among Lenders, and agree and consent to the terms thereof. Unless otherwise defined in this Acknowledgment, terms defined in such Agreement Among Lenders have the same meanings when used in this Acknowledgment.

Each of the undersigned acknowledges that it has received a copy of such Agreement Among Lenders and hereby consents to the terms of such Agreement Among Lenders. Nothing in such Agreement Among Lenders will or will be deemed to alter any Loan Party’s obligations set forth in the Credit Agreement and the other Loan Documents. Each of the undersigned further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under such Agreement Among Lenders.

Each of the undersigned agrees to promptly cause each Person that becomes a Loan Party to execute and deliver to the Administrative Agent for its benefit and the benefit of the First Out Lenders and Last Out Lenders an acknowledgment and consent to such Agreement Among Lenders substantially in the form of this Acknowledgment and consent, whereupon such Person will be bound by the terms of this Acknowledgment and consent to the same extent as if it had executed and delivered this Acknowledgment and consent as of the date hereof. The undersigned hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person that becomes a Loan Party at any time is deemed to have acknowledged and consented to such Agreement Among Lenders as if the same constituted a Loan Party signatory hereto and had complied with the requirements of the immediately preceding sentence, and any security interests granted by any such Person shall be deemed to be subject to such Agreement Among Lenders.

Each of the undersigned further agrees that such Agreement Among Lenders may be amended in accordance with such Agreement Among Lenders without notice to, or the consent of, any Loan Party.

[Signature Pages Follow]

LOAN PARTIES

HIGH STREET CAPITAL PARTNERS, LLC			ACREAGE HOLDINGS, INC.

By:	/s/ Philip Himmelstein		By:	/s/ Philip Himmelstein
	Name:	Philip Himmelstein		Name:	Philip Himmelstein
	Title:	Vice President & Treasurer		Title:	Interim Chief Financial Officer

Acreage CCF New Jersey, LLC; Acreage Chicago 1, LLC; Acreage Connecticut, LLC; Acreage IP Holdings LLC; Acreage New York, LLC; Acreage Transportation, LLC; Greenleaf Apothecaries, LLC; Greenleaf Gardens, LLC; Greenleaf Therapeutics, LLC; HSC Solutions, LLC; In Grown Farms, LLC; In Grown Farms, LLC 2; NCC LLC; NPG, LLC; Prime Wellness of Connecticut, LLC; Prime Wellness of Pennsylvania, LLC; The Botanist, Inc.; Acreage California Holding Company, LLC; Acreage Finance Delaware, LLC; Acreage Massachusetts, LLC; HSCP Service Company Holdings, Inc.; HSCP Service Company, LLC; Acreage Georgia LLC; MA RMD SVCS, LLC; ACREAGE MICHIGAN, LLC; Acreage Michigan 1, LLC; Acreage Michigan 2, LLC; Acreage Michigan 3, LLC; Acreage Michigan 4, LLC; Prime Alternative Treatment Center Consulting, LLC; Acreage Relief Holdings OK, LLC; 22nd and Burn Inc.; HSCP Oregon, LLC; and The Firestation 23, Inc.

By:	HIGH STREET CAPITAL PARTNERS, LLC,
a Delaware limited liability company
	their:	Sole Member

By:	/s/ Philip Himmelstein
	Name:	Philip Himmelstein
	Title:	Vice President & Treasurer

Acreage IP Connecticut, LLC			D&B Wellness, LLC

By:	/s/ Philip Himmelstein		By:	/s/ Philip Himmelstein
	Name:	Philip Himmelstein		Name:	Philip Himmelstein
	Title:	Vice President & Treasurer		Title:	Vice President & Treasurer

Thames Valley Apothecary, LLC			HSCP Holding Corporation

By:	/s/ Philip Himmelstein		By:	/s/ Philip Himmelstein
	Name:	Philip Himmelstein		Name:	Philip Himmelstein
	Title:	Vice President & Treasurer		Title:	Vice President & Treasurer

NYCANNA, LLC			The Wellness & Pain Management Connection, LLC

By:	/s/ Philip Himmelstein		By:	/s/ Philip Himmelstein
	Name:	Philip Himmelstein		Name:	Philip Himmelstein
	Title:	Vice President & Treasurer		Title:	Vice President & Treasurer

NCC Real Estate, LLC			Acreage Illinois 1, LLC

By:	/s/ Philip Himmelstein		By:	/s/ Philip Himmelstein
	Name:	Philip Himmelstein		Name:	Philip Himmelstein
	Title:	Vice President & Treasurer		Title:	Vice President & Treasurer

Acreage Illinois 2, LLC			Acreage Illinois 3, LLC

By:	/s/ Philip Himmelstein		By:	/s/ Philip Himmelstein
	Name:	Philip Himmelstein		Name:	Philip Himmelstein
	Title:	Vice President & Treasurer		Title:	Vice President & Treasurer

Acreage IP New York, LLC			Acreage IP Ohio, LLC

By:	/s/ Philip Himmelstein		By:	/s/ Philip Himmelstein
	Name:	Philip Himmelstein		Name:	Philip Himmelstein
	Title:	Vice President & Treasurer		Title:	Vice President & Treasurer

Acreage IP Pennsylvania, LLC			Acreage IP New Jersey, LLC

By:	/s/ Philip Himmelstein		By:	/s/ Philip Himmelstein
	Name:	Philip Himmelstein		Name:	Philip Himmelstein
	Title:	Vice President & Treasurer		Title:	Vice President & Treasurer

Acreage Holdings America, Inc.			Acreage Holdings WC, Inc.

By:	/s/ Philip Himmelstein		By:	/s/ Philip Himmelstein
	Name:	Philip Himmelstein		Name:	Philip Himmelstein
	Title:	Vice President & Treasurer		Title	Vice President & Treasurer

Acreage Conn. CBD, LLC			Acreage IP California, LLC

By:	/s/ Philip Himmelstein		By:	/s/ Philip Himmelstein
	Name:	Philip Himmelstein		Name:	Philip Himmelstein
	Title:	Vice President & Treasurer		Title:	Vice President & Treasurer

Acreage Illinois Holding Company, LLC			Iowa Relief, LLC

By:	/s/ Philip Himmelstein		By:	/s/ Philip Himmelstein
	Name:	Philip Himmelstein		Name:	Philip Himmelstein
	Title:	Vice President & Treasurer		Title:	Vice President & Treasurer

Acreage IP Nevada, LLC			Acreage IP Maine, LLC

By:	/s/ Philip Himmelstein		By:	/s/ Philip Himmelstein
	Name:	Philip Himmelstein		Name:	Philip Himmelstein
	Title:	Vice President & Treasurer		Title:	Vice President & Treasurer

High Street Capital Partners Management, LLC			ACREAGE IP NEW JERSEY, LLC

By:	/s/ Philip Himmelstein		By:	/s/ Philip Himmelstein
	Name:	Philip Himmelstein		Name:	Philip Himmelstein
	Title:	Vice President & Treasurer		Title:	Vice President & Treasurer

Acreage IP Massachusetts, LLC			EAST 11TH, INCORPORATED

By:	/s/ Philip Himmelstein		By:	/s/ Philip Himmelstein
	Name:	Philip Himmelstein		Name:	Philip Himmelstein
	Title:	Vice President & Treasurer		Title:	Vice President & Treasurer

FORM FACTORY HOLDINGS, LLC

By:	/s/ Philip Himmelstein
	Name:	Philip Himmelstein
	Title:	Vice President & Treasurer

EXHIBIT A

ADDITIONAL HOLDER ACKNOWLEDGMENT

Reference is hereby made to the Agreement Among Lenders dated as of June 3, 2024 (as amended or otherwise modified from time to time, the “Agreement”), among the Lenders referred to therein, and VRT AGENT LLC, as the Administrative Agent. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement when used herein. The undersigned Additional Holder has entered into an Assignment and Assumption with a Lender pursuant to Section 14.1(a) of the Credit Agreement and hereby acknowledges the terms and conditions of the Agreement and agrees to be bound thereby as [a First Out Lender][a Last Out Lender].

ADDITIONAL HOLDER

[_____]

By:
Name:
Title:

[to be included in any Additional Holder Acknowledgment of a Last Out Lender]

By its execution hereof, 11065220 Canada Inc. (“1106”) acknowledges the foregoing Additional Holder Acknowledgment and confirms that, to the extent that the foregoing Additional Holder exercises the purchase option pursuant to Section 10(a) of the Agreement or is required to purchase First Out Priority Obligations pursuant to Section 10(b) of the Agreement, 1106 shall be and remain liable for the payment of the Specified Purchase Price in accordance with the terms of the Agreement

11065220 Canada Inc.

By:
Name:
Title:

SCHEDULE 1

TERM LOANS (as of time of execution of the Agreement)

First Out Lenders	First Out Term Loans
Viridescent Realty Trust, Inc.	$45,622,867.50

Last Out Lenders	Last Out Term Loans
11065220 Canada Inc.	$97,664,469.84

Total Term Loans:	$143,287,337.34